Exhibit 5.28

Lock-Up Agreement

July 25, 2021

Guggenheim Securities, LLC

As Representative of the several

Underwriters referred to below

c/o Guggenheim Securities, LLC

330 Madison Avenue

New York, New York 10017

Re:       Infrastructure & Energy Alternatives, Inc. Lock-Up Agreement (the “Lock-Up Agreement”)

Ladies and Gentlemen:

The undersigned understands that you, as Representative of the several Underwriters, propose to enter into an underwriting agreement (the “Underwriting Agreement”) with Infrastructure & Energy Alternatives, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule I thereto (the “Underwriters”), of the common stock, par value $0.0001 per share (the “Common Stock”) of the Company (the “Shares”) and pre-funded warrants to purchase shares of Common Stock. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In order to induce you and the Underwriters to underwrite the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representative on behalf of the Underwriters, during the period from the date hereof until 90 days from the date of the final prospectus supplement for the Public Offering (the “Lock-Up Period”), the undersigned will not, and will not cause any direct or indirect affiliate to, directly or indirectly, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, the “Relevant Securities”), (b) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Relevant Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Relevant Securities, in cash or otherwise, (c) make any demand for, or exercise any right with respect to, the registration of any Relevant Securities, or (d) publicly disclose the intention to do any of the foregoing. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Relevant Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Relevant Securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may:

(a)	transfer the undersigned’s Relevant Securities during the Lock-Up Period:

(i)	as a bona fide gift or gifts, charitable contribution or contributions or for bona fide estate planning purposes;

(ii)	by will, intestacy or other applicable laws of descent, or by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

(iii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin);

(iv)	to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)	to affiliates of the undersigned, including its subsidiaries, partners (if a partnership) or members (if a limited liability company) stockholders (if a corporation) or any investment fund (or portion thereof) or other entity controlling, controlled by, managing, or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund (or any portion thereof), or any other funds managed by such partnership);

(vi)	to a nominee or custodian of the undersigned or of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v) above;

provided that (A) such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the Representative a lock-up letter in the form of this Lock-Up Agreement for the remainder of the Lock-Up Period and (B) except for any transfer pursuant to subsection (iv) above, no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period referred to above), unless such public filing or announcement shall be legally required during the Lock-Up Period, then such public filing or announcement shall clearly indicate in the footnotes thereto that the transaction was not a disposition for value and the nature and conditions of such transfer; and

(b)	transfer the undersigned’s Relevant Securities in response to a bona fide third party take-over bid made to all holders of Common Stock or any other acquisition transaction whereby all or substantially all of the Common Stock are acquired by a bona fide third party (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of the undersigned’s shares of Common Stock in connection with any such transaction, or vote any of the undersigned’s shares of Common Stock in favor of any such transaction); provided that if such take-over bid or other acquisition transaction is unsuccessful, such Common Stock may not be transferred until after the expiration of the Lock-Up Period;

(c)	make bona fide pledges of the undersigned’s Relevant Securities entered into by the undersigned in the ordinary course of business;

(d)	establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of the undersigned’s Relevant Securities, provided that (i) such plan does not provide for the transfer of shares of Common Stock during the Lock-Up Period and (ii) no filing under Section 16(a) of the Exchange Act or any other public announcement by or on behalf of the undersigned shall be required or shall be voluntarily made during the Lock-Up Period in connection with such trading plan;

(e)	transfer the undersigned’s Relevant Securities to the Company for the primary purpose of satisfying any tax or other governmental withholding obligation with respect to Relevant Securities issued in connection with any award of equity-based compensation granted pursuant to the Company’s existing equity incentive plans described in the Registration Statement, the Pricing Disclosure Package and the Prospectus or upon the exercise of an option or warrant or the conversion of a Relevant Security;

(f)	transfers of shares of Common Stock to the Company upon the “net” or “cashless” exercise of stock options or other equity awards granted pursuant to equity incentive plans described in the Registration Statement, the Pricing Disclosure Package and the Prospectus, provided that any such shares of Common Stock received upon such exercise shall be subject to the terms of this Lock-Up Agreement;

(g)	transfer any of the undersigned’s Relevant Securities acquired after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act or any other public announcement by or on behalf of the undersigned shall be required or shall be voluntarily made during the Lock-Up Period in connection with such transfer;

(h)	engage in transactions relating to shares of Common Stock or other securities acquired in the open market after the completion of the Public Offering;

(i)	transfer warrants of the Company by the undersigned to the Company in connection with the exercise therewith; provided that any shares of Common Stock received from such exercise shall be subject to this Lock-Up Agreement; and

(j)	transfer preferred stock of the Company by the undersigned to the Company in connection with the conversion thereof; provided that any shares of Common Stock received from such conversion shall be subject to this Lock-Up Agreement.

The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Relevant Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Relevant Securities for which the undersigned is the record holder and, in the case of Relevant Securities for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Relevant Securities.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned acknowledges that the individuals and entities listed on Schedule IV of the Underwriting Agreement (collectively, such individuals and entities other than the undersigned, the “Other Lock-Up Parties”) are entering into Lock-Up Agreements pursuant to the Underwriting Agreement. Notwithstanding anything to the contrary herein, (i) if any Other Lock-Up Party is released, in full or in part, from any of the restrictions set forth in their Lock-Up Agreement, then the undersigned shall automatically be released on the same terms, and for the same pro rata percentage (which shall be calculated on the basis of all Relevant Securities beneficially owned by such Other Lock-Party) of Relevant Securities beneficially owned by the undersigned, from such restrictions contained in this Letter Agreement; and (ii) if any restrictions in a Lock-Up Agreement of an Other Lock-Up Party is modified in a manner favorable to such Other Lock-Up Party, then this Lock-Up Agreement shall automatically be modified in the same manner. On behalf of the Underwriters, you shall provide immediate notice to the undersigned upon the occurrence of an event under clause (i) or clause (ii).

Notwithstanding anything herein to the contrary, affiliates of the undersigned acting independently of the undersigned and not under the control or direction of, or in concert with, the undersigned, which have not separately signed a lock-up agreement, may engage in brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, principal investing and other similar activities conducted in the ordinary course of their affiliates’ business, other than with respect to shares of Relevant Securities currently owned by the undersigned. For the avoidance of doubt, it is acknowledged and agreed that (i) any entity in which any of the undersigned’s affiliated investment funds may now or in the future have an investment and (ii) any entity (other than the undersigned) on whose board of directors one or more of the undersigned’s officers may now or in the future serve, shall not be deemed subject to, or bound by, this Lock-Up Agreement, in part or in its entirety.

The undersigned understands that, if the Underwriting Agreement does not become effective by August 31, 2021 or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Lock-Up Agreement.

[Signature page follows]

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

By:
Name: Matthew Underwood
Title: